Exhibit 4.20

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as "this Agreement") is entered into by and among the following parties (hereinafter referred to as the "Parties") on __April _30___, 2022 in Beijing, China:

Party A: Qiyuan Education Technology (Tianjin) Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing in THE People’s Republic of China (hereinafter referred to as “China”);

Party B: The natural persons listed in Annex I who, together, make up the full list of Party C’s existing shareholders, with their respective capital contributions and shares in Party C’s registered capital shown in Annex I,

and

Party C: Zhudou Investment (Beijing) Co, Ltd., duly incorporated and validly existing in China

(Party A, Party B and Party C shall each be referred to as a "Party" and collectively referred to as the "Parties").

NOW, THEREFORE, the parties above, after friendly negotiations, have reached an agreement on the purchase of Party C's equity/assets held by Party B by Party A or a third party designated by Party A, as follows, and intend to be bound hereby.

1.Exclusive Purchase Option

1.1From the date hereof, Party A shall have the right but not the obligation to request Party B (subject to Party A's specific request) to transfer all or part of the equity interest in Party C held by Party B (hereinafter referred to as the "Subject Equity Interest") at any time, and Party B shall transfer the Subject Equity Interest to Party A or a third party designated by Party A upon Party A's request.

(1) All or part of the Subject Equity Interest permitted to be held by Party A or a third party designated by Party A under the laws and regulations of the PRC; or

(2) other circumstances as Party A deems appropriate or necessary to the extent permitted by the laws and regulations of the PRC.

The exclusive purchase option granted to Party A hereunder shall be exclusive, unconditional and irrevocable.

1.2The Parties agree that, subject to the terms and conditions hereof and subject to the laws of the PRC for the time being, Party A shall have the right to exercise all or part of the Exclusive Purchase Option to acquire all or part of the Subject Equity Interest at its sole discretion. The Parties further agree that there shall be no restriction on the time, manner, quantity and number of times that Party A may exercise its exclusive purchase option hereunder.

1.3The Parties agree that, subject to the terms and conditions hereof and subject to the laws of the PRC at the time, Party A may designate any third party to transfer all or part of the Subject Equity Interest and Party B shall not refuse to transfer all or part of the Subject Equity Interest to such designated third party except under circumstances expressly prohibited by the laws of the PRC

1.4Before the Subject Equity Interest is fully transferred to Party A or a third party designated by Party A in accordance with the provisions hereof, Party B shall not transfer any of the Subject Equity Interest to any third party without Party A's prior written consent; Party B shall not pledge any of the Subject Equity Interest to any third party or place any encumbrance on the Subject Equity Interest except for a separate equity pledge agreement entered into by Party A and Party B.

2.Procedure of Exercise

2.1If Party A decides to exercise the Exclusive Purchase Option under Article 1.1 above, it shall send a written notice to Party B (in the form as set out in the Notice of Exercise of Option attached hereto) stating the proportion or quantity of the Subject Equity Interests to be transferred as well as the transferee’s name and identity. Party B and Party C shall, within seven (7) days from the date of Party A's notice, provide all necessary information and document for the transfer of the Equity Interest, including signing the Equity Transfer Contract and the Letter of Consent in the form set forth in the attachments hereto.

2.2Except the notice referred to in Article 2.1 hereof, there will be no other condition or procedure precedent or incidental to the exercise of purchase option of the Subject Equity Interest.

2.3Party B shall provide Party C with necessary and timely cooperation to assist Party C in completing the review and approval procedures at the approval authority (if required by law) in accordance with the applicable PRC laws as well as all completing the procedures required for the transfer of equity interests at the business administration department.

2.4The date of completion of all the transfer procedures of the Subject Equity Interest shall be the date of completion of the exercise of the exclusive purchase option.

3.Transfer Price

3.1The full transfer price of the Subject Equity Interest shall be the lowest price permitted by Chinese laws and regulations at the time of transfer; if the Subject Equity Interest is transferred in installments or batches, the corresponding transfer price of each installment or batch shall be determined in accordance with the specific time of transfer and the proportion of the Subject Equity Interest transferred.

3.2The costs, expenses and taxes arising from the transfer of the Subject Equity Interest shall be borne by Party A (including the part to be borne by Party B according to the law).

3.3Party B agrees and undertakes to the Parties that upon the exercise of the option by Party A or a third party designated by Party A, all of the amount of payment received by Party B as a result of the transfer of the Subject Equity Interest shall be given to Party C without compensation or to Party A or, as requested by Party A, to the third party designated by Party A in full, but Party A or the third party designated by Party A shall bear all relevant costs, expenses and taxes incurred by Party B in receiving and giving the amount of payment.

4.Exclusive Asset Purchase Option

4.1 All the Parties agree that from the date hereof, Party A shall have the right but not the obligation, to the extent permitted by the laws and regulations of the PRC, to request Party C (subject to Party A's specific request) to transfer all or part Party C’s assets (including but not limited to all tangible and intangible assets that Party C currently owns and may acquire in the future, hereinafter referred to as the "Subject Assets") at any time, and Party C shall transfer the Subject Assets to Party A or a third party designated by Party A upon Party A's request.

The exclusive asset purchase option granted to Party A hereunder shall be exclusive, unconditional and irrevocable.

4.2 All the Parties acknowledge and agree that all terms and conditions on the exclusive equity purchase option herein (including but not limited to the procedural and transfer price provisions) will apply to the fullest extent possible to the Exclusive Asset Purchase Option, whether or not expressly mentioned, unless the application of such terms and conditions violates the applicable laws and regulations

5.Undertakings and Warranties

5.1Each Party hereby represents and warrants to the other Parties as follows:

(1)such Party has all necessary rights, capacity and authority to enter into this Agreement and to perform all of its obligations and responsibilities hereunder;

(2)such Party has adopted all necessary internal procedures and obtained all necessary internal and external authorizations and approvals to enter into this Agreement; and

(3)the execution and performance hereof will not violate any material contract or agreement binding on such Party or its assets.

5.2Party B and Party C separately and jointly represent and warrant to Party A as follows:

(1)As of the effective date hereof, Party B legally owns a total of 100% equity interest in Party C and has full and effective dispositive power over such equity interest. Party C’s The registered capital has not been paid up. Moreover, Party B, through Party C, owns 100% of the investment interests in Party C's subsidiaries (the list of the current subsidiaries and Party C's ownership of investment interests in such subsidiaries are shown in Annex II, The subsidiaries shall include companies or other entities invested in or controlled by Party C as updated from time to time), and has full and effective dispositive power over its investment interests. Except for the pledge rights set under the Equity Pledge Agreement entered into by the Parties and other rights agreed by Party A in writing, neither the Subject Equity Interest nor Party C’s or its subsidiaries’ equity and/or investment interests shall be subject to any mortgage, pledge, security or other third party interest and shall be free from recourse by any third party. No third party shall have the right to demand the allocation, issue, sale, transfer or conversion of Party C’s or its subsidiaries’ equity and/or investment interests under any option, exchange, preemptive subscription or other agreement.

(2)Except for the pledge rights set under the Equity Pledge Agreement entered into by the Parties or with the prior written consent from Party A, Party B shall not transfer any of the Subject Equity Interest or Party C's subsidiaries’ equity and/or investment interests to any third party or create any mortgage, pledge or other form of security.

(3)To the extent permitted by the laws and regulations of the PRC, Party B and Party C will extend Party C’s term of operation accordingly to Party A’s approved term of operation so as to make it equal to Party A’s term of operation, or set and adjust Party C’s term of operation in accordance with the requirements of the laws and regulations of the PRC as requested by Party A.

(4)Party B and Party C will make their best efforts to maintain and increase the value of Party C’s and its Subsidiaries’ assets. Except with the prior written consent from Party A, Party B or Party C shall not transfer or otherwise dispose any of Party C’s and its Subsidiaries’ assets, terminate any material agreement to which Party C or its Subsidiaries are a party, or enter into any agreement that would affect Party C’s or its Subsidiaries’ assets and financial condition.

(5)In the event that Party C makes a profit distribution or other decision to distribute dividends or bonuses by way of resolution of the shareholders' meeting, resulting in Party B receiving such profit distribution, dividends or bonuses, or Party B receiving distribution of the remaining assets after the liquidation of Party C, Party B agrees and undertakes to pay the proceeds to Party A or a third party designated by Party A unconditionally without compensation, subject to compliance with laws and regulations and the procedures stipulated therein (including but not limited to the relevant provisions of the Tax Law).

(6)This Agreement shall continue to be valid and irrevocable for any and all Party B's assignees, heirs, successors, agents and property custodians. Party B shall cause its heirs, successors, agents or property custodians to undertake to be bound by this Agreement. If the Subject Equity Interest is co-owned property by Party B and another party/other parties, Party B shall cause the co-owner(s) of the property to agree to the arrangement hereunder and commit to be bound by this Agreement.

(7)In the event of Party B’s death, incapacity, divorce, bankruptcy or other circumstances that may affect its holding of Party B's equity (if applicable), (a) all Party B's rights and obligations hereunder shall be inherited by its successor; (b) unless with Party A's prior consent, this Agreement shall have an effectiveness higher than any will, divorce agreement, debt agreement or other legal document of any kind entered into by Party B at any time.

6.Attachments

The attachments hereto shall constitute an integral part hereof and shall have the same legal effect as other parts hereof.

7.Confidentiality

All provisions hereof and this Agreement itself will be confidential information, and no Party shall disclose any of them to any third party with the exception of senior officers, directors, employees, agents and professional advisors in connection with the Project. Where the Parties are required to disclose any of the information about this document to the government, the public or shareholders or to submit this document to appropriate authorities for filing, registration or publicly review in accordance with applicable jurisdiction (including but limited to U.S. law, stock exchange listing rules and guidelines, or regulatory requirements of securities regulators), it will be deemed an exception.

This provision shall keep legally effective regardless of any change, cancellation or termination hereof.

8.Liability for Breach

In the event that a Party fails to perform any of its obligations hereunder, or that any of such Party’s representation or warranty hereunder is essentially untrue or inaccurate, such Party shall be deemed as in breach hereof and shall indemnify the other Parties for all of their damages and losses.

9.Force Majeure

A force majeure event refers to one that is unforeseeable and that its occurrence can not be avoided, controlled or overcome by any Party (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot) at the time hereof.

Where a force majeure event affects the performance of the Agreement, the Party experiencing the force majeure shall immediately (i) notify the other Parties via telegram, facsimile or other electronic means, and provide written proof of the force majeure within fifteen (15) business days; (ii) take all sensible and possible measures to eliminate or mitigate the effects of the force majeure event, and resume performing the Agreement after the effects of the force majeure event have been eliminated or mitigated.

10.Bylaws

10.1This Agreement shall be governed in all respects by the laws of China. All disputes arising in the course of the performance hereof shall be settled in a friendly manner by the Parties. Should such negotiation fail, the dispute shall be submitted to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with its arbitration rules then in force. The arbitration shall be held in Beijing in Chinese language. The arbitration award shall be final. Unless otherwise awarded by the arbitral tribunal, the costs of such arbitration shall be borne by the losing party. Except for the portion being submitted to arbitration, the remainder hereof shall continue to be effective.

10.2This Agreement shall become effective on the date of execution by the Parties and shall terminate upon the Party A or its designated third party exercising the exclusive purchase option and acquiring Party C’s entire Subject Equity Interest or Subject Assets pursuant to this Agreement, or upon any written agreement is reached by the Parties to terminate this Agreement (whichever is earlier).

10.3All the Parties acknowledge that this Agreement shall be enforceable to the extent permitted by the law. Where any provision hereof or any part of a provision hereof is held to be illegal, invalid or unenforceable by any competent authority or court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the other provisions hereof or other parts of such provision, which shall remain in full force and effect. The Parties shall make their best efforts to modify such illegal, invalid or unenforceable provision to achieve the purpose of the original provision.

10.4This Agreement is made in Chinese, with multiple originals, one (1) for each Party. The rest copies will be left to Party A as backups.

10.5This Agreement and its annexes hereto will be the entire agreement with respect to the transactions hereunder and shall supersede any and all prior communications, undertakings, memoranda or any other discussions, oral or written, with respect to the matters covered by this Agreement.

10.6 Any amendment or supplement hereto must be in writing and will only be effective after being signed by all the Parties hereto.

[End of text]

[No text below. Signature page of the Exclusive Purchase Option Agreement. ]

Party A:

Qiyuan Education Technology (Tianjin) Co., Ltd. (Company chop)

Authorized representative:                 /s/ Mengting Liu

Party B (Signature): /s/ Yin Xiao /s/ Yun Gu

Party C:

Zhudou Investment (Beijing) Co, Ltd. (Company chop)

Authorized representative:                 /s/ Yin Xiao